Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: FSGBank, N.A. Chattanooga, Tennessee	) ) )	AA-EC-10-38

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over FSGBank, N.A., Chattanooga, Tennessee (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated April 28, 2010, that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) Within fifteen (15) days of the date of this Order, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for

Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Order and monthly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, with a copy to the Nashville Field Office.

(6) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1) Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (5) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished;

(d)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)

an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(m)	a description of systems to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) If the Board’s Strategic Plan under paragraph (1) of this Article is a sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (5) of this Article. If the Strategic Plan outlines a liquidation of the Bank, the Strategic Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the Bank shall hold a shareholder vote, pursuant to 12

U.S.C. § 181, and commence liquidation within thirty (30) days of receiving the Director’s written determination of no supervisory objection pursuant to paragraph (5) of this Article.

(3) At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items. Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Director.

(4) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(5) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(7) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance. For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall within one hundred twenty (120) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1 :

(a)	Total capital at least equal to thirteen percent (13%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.[2]

[1]	The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
[2]	Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

(2) Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Strategic Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the Strategic Plan;

(e)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3) The Bank may pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(4) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

(5) If the Bank fails to submit an acceptable Capital Plan as required by paragraph (2) of this Article, fails to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (4) of this Article, or fails to achieve and maintain the minimum capital ratios as required by paragraph (1) of this Article; then in the sole discretion of the Director, the Bank shall, upon direction of the Director, within thirty (30) days develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(6) After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board’s policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within ninety (90) days, the Board (with the exception of any Bank executive officers) shall prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, and factoring in the officer’s past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the most recent Report of Examination. Upon completion, a copy of the written assessment shall be submitted to the Director.

(3) If the Board determines that an officer’s performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer’s performance, skills and abilities. Upon completion, a copy of the written program shall be submitted to the Director.

(4) If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (5) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.

(5) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller’s Licensing Manual. The Director shall have the power to disapprove the appointment of the proposed executive officer. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(6) The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports. Upon completion, copies of the performance appraisals shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (3) and (4) of this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, Board shall review and revise the Bank’s existing credit policy to improve the Bank’s loan portfolio management. The Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the written credit policy. The credit policy shall include (but not be limited to):

(a)	a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)	procedures that require any commercial extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares or reviews a documented credit analysis, and procedures that require any retail extension of credit (new, maturity extension, or renewal) is made only after compliance with the Bank’s retail credit program established under Article VII;

(c)	procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending; and

(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(e)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(f)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;

(g)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(h)	procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(i)	credit risk rating definitions consistent with applicable regulatory guidance;

(j)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(k)	procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions; and

(l)	prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

(2) Upon adoption of a revised policy, a copy of this program shall be forwarded to the Director.

(3) The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(4) Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(5) The Board shall, at least on an annual basis, review the policy developed pursuant to this Article, and revise it as appropriate.

ARTICLE VI

LEASING ACTIVITIES

(1) Within sixty (60) days, the Board shall review and revise the Bank’s existing policy with respect to the Bank’s leasing activities. The Bank (subject to Board review and ongoing monitoring) shall implement, and thereafter ensure adherence to the written program designed to improve oversight of the Bank’s leasing activities. This program shall include, at a minimum:

(a)	development of common policies and procedures for all leasing subsidiaries and activities;

(b)	procedures for obtaining current and complete financial information on lessees with new, renewed or modified leases;

(c)	procedures for analyzing the financial condition and cash flow of any lessees with new, renewed or modified leases;

(d)	procedures for identifying and documenting financial statement exceptions; and

(e)	procedures for developing, implementing, and documenting action plans for criticized leases.

(2) Upon adoption, a copy of this program shall be forwarded to the Director.

ARTICLE VII

RETAIL CREDIT

(1) Within sixty (60) days, the Board shall review and revise the Bank’s existing retail credit program. The Bank (subject to Board review and ongoing monitoring) shall implement, and ensure adherence to the written retail credit program revised in accordance with OCC Bulletin 2000-20, “Uniform Retail Credit Classification and Account Management Policy.” This program shall include:

(a)	criteria for classifying delinquent residential mortgage and home equity loans;

(b)	charge-off criteria for bankrupt obligors, deceased obligors, and fraud;

(c)	limits and criteria for re-aging open-end credit;

(d)	guidance for controlling the use of extensions, deferrals, renewals, and rewrites of closed-end loans;

(e)	establishment and maintenance of comprehensive and effective risk management, reporting, and internal controls to support the collection process and to ensure timely recognition of losses;

(f)	development of action plans to reduce the number of loan exceptions and loan policy violations;

(g)	procedures for ensuring compliance with the Bank’s documentation requirements;

(h)	periodic reviews by internal loan review and/or internal audit to test compliance with policies and documentation requirements;

(i)	procedures to hold loan officers accountable for adherence to Bank policies and procedures;

(j)	procedures to ensure that reports include updated collateral values on accounts in bankruptcy; and

(k)	validation of the accuracy of management information reports;

(2) Upon adoption, a copy of this program shall be forwarded to the Director.

ARTICLE VIII

CREDIT AND COLLATERAL EXCEPTIONS

(1) Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners (within sixty (60) days from receipt of such listing). The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2) Except as otherwise provided herein, the Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners (within sixty (60) days from the receipt of such listing). The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(3) Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a)	documenting the specific reason or purpose for the extension of credit;

(b)	identifying the expected source of repayment in writing;

(c)	structuring the repayment terms to coincide with the expected source of repayment;

(d)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank’s lien on it where applicable; and

(e)	obtaining and analyzing current and complete credit information in accordance with the Bank’s commercial and retail credit policies, including cash flow analysis, where loans are to be repaid from operations and global cash flow analysis, where loan repayment is expected from other sources such as Guarantors, unless

(i)	a majority of the full Board (or a designated committee thereof) certifies in writing the specific reasons why obtaining and analyzing this information would be detrimental to the best interests of the Bank; and

(ii)	a copy of the Board certification is maintained in the credit file of the affected borrower(s).

ARTICLE IX

LOAN REVIEW

(1) Within ninety (90) days, the Board shall review and revise its existing independent and on-going loan review program. The Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the written program. The Bank’s loan review program shall review, at least quarterly, the Bank’s loan and lease portfolios, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review, and the program shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” Booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:

(a)	the loan review scope and coverage parameters;

(b)	conclusions regarding the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions;

(f)	loans meeting the criteria for non-accrual status;

(g)	the identity of the loan officer(s) of each loan reported in accordance with subparagraphs (b) through (e);

(h)	the identification and status of credit-related violations of law, rule, or regulation;

(i)	concentrations of credit; and

(j)	loans and leases in nonconformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2) The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s). The Board shall also ensure that the Bank preserves documentation of any actions to collect or strengthen assets identified as problem credits.

ARTICLE X

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall immediately review and revise the Bank’s existing Allowance for Loan and Lease Losses (“ALLL”) program. The Bank (subject to Board review and ongoing monitoring) shall implement and thereafter adhere to the program for the maintenance of an adequate ALLL. The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank’s independent loan review;

(c)	criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2) The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

(3) A copy of the Board’s ALLL program, and any subsequent revisions to the program, shall be submitted to the Director for review.

ARTICLE XI

CRITICIZED ASSETS

(1) Within ninety (90) days, the Board shall review and revise the Bank’s existing program to protect the Bank’s interest in assets criticized as “doubtful,” “substandard,” or “special mention,” including those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination. The Bank (subject to Board review and ongoing monitoring shall implement and thereafter ensurance adherence to the written program. The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more and criticized as “doubtful,” or “substandard,” and all credit relationships and other assets totaling in aggregate one million dollars ($1,000,000) or more and criticized as “special mention.” The CARs must be updated and submitted to the Board and the Director monthly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2) The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized as “doubtful,” “substandard,” or “special mention,”in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)	the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank. A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)	the Bank performs a written credit and collateral analysis as required by paragraph (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

ARTICLE XII

CONCENTRATION RISK MANAGEMENT

(1) Within ninety (90) days, the Board shall review and revise the Bank’s existing written concentration management program consistent with OCC Bulletin 2006-46. The Bank (subject to Board review and ongoing monitoring shall implement and thereafter ensurance adherence to written concentration management program. The program shall include, but not necessarily be limited to, the following:

(a)	policy guidelines that address the level and nature of exposures acceptable to the institution and that set concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)	ongoing risk assessments to identify potential concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;

(c)	portfolio management, to include internal lending guidelines and concentration limits that control the Bank’s overall risk exposure and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions.

(d)	periodic market analysis, to provide management and the Board with information to assess whether the lending strategy and policies continue to be appropriate in light of changes in market conditions;

(e)	management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage concentration risk; and

(f)	board and management oversight of concentrations, to include:

(i)	policy guidelines and an overall lending strategy, including actions required when the Bank approaches the concentration limits in its guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Bank’s lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by concentrations;

(iv)	periodic review and approval of risk exposure limits; and

(v)	procedures which require the development of an action plan, approved by the Board, to reduce the risk of any concentration deemed imprudent.

(2) The Board shall forward a copy of any analysis performed on existing or potential concentrations and any action plan approved by the Board to reduce the risk of exposure to any concentration deemed imprudent after the analyses required by paragraph (1) of this Article to the Director immediately following such analysis or the Board’s approval of such action plan.

ARTICLE XIII

LIQUIDITY RISK MANAGEMENT PROGRAM

(1) Within sixty (60) days, the Board shall review and revise the Bank’s existing comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. The Bank (subject to Board review and ongoing monitoring shall implement and thereafter ensurance adherence to the written liquidity risk management program. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)	better diversification of funding sources, reducing reliance on high cost providers;

(ii)	reducing rollover risk;

(iii)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales;

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank’s market(s); and

(v)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6.

(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;

(ii)	a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)	a listing of funding sources, available on a weekly basis for the next two months and monthly for the following four months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable, which schedule shall be prepared and updated at least weekly;

(iv)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (1)(b)(ii) and (1)(b)(iii) of this Article;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)	A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:

(i)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(ii)	procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.

(2) The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director for review.

ARTICLE XIV

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XV

OTHER PROVISIONS

(1) Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	authorize and direct measures necessary to take the required action;

(b)	require Bank management to make timely reports to the Board on the status of, and compliance with, the required action; and

(c)	take appropriate corrective measures for any failure to carry out the required action.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 28th day of April, 2010.

/s/ Ronald G. Schneck
for Henry Fleming
Director for Special Supervision
Comptroller of the Currency